Exhibit 99.1

Date: February 4, 2025	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, February 4, 2025 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended December 31, 2024. Revenues for the quarter were $228 million, an increase from $202 million in the December quarter of 2023. Earnings per share for the quarter were $0.46, compared to $0.33 in the same quarter of the prior year. Revenues for the nine months ended December 31, 2024 were $664 million, an increase from $588 million during the nine months ended December 31, 2023. Earnings per share for the nine months ended December 31, 2024 were $1.32, compared to $1.09 during the nine months ended December 31, 2023. The earnings per share numbers for the current and prior year have been adjusted to reflect the three-for-one stock split of its common stock which was paid on December 24, 2024.

Third Quarter Fiscal Year 2025 Highlights

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Revenue increased 13% to $228 million, compared to third quarter of fiscal year 2024.
•
Gross profit increased 25% to $52.9 million, at 23.2% gross margin, compared to third quarter of fiscal year 2024 gross profit of $42.2 million.
•
Diluted earnings per share increased 39% to $0.46, compared to third quarter of fiscal year 2024 diluted earnings per share of $0.33.
•
Exited the quarter with $163 million of cash, cash equivalents, and no borrowings.
•
The Company repurchased $9.6 million of common stock during the quarter.

A key to CorVel’s success and differentiation in technological innovation is the development team’s structure, the depth and tenure of the employees, and the lack of impedance in translating business needs into the development and implementation of functioning systems. Due to the depth and strength of the IT team, system updates, and new features are released weekly, which enables rapid progress on enhancements and advancements in automation and innovation. In the December quarter, generative-AI-based functionality was released to streamline document processing, identify claim milestones, and enhance the integrated communication platform. These enhancements optimize outcomes, improve the experience of injured workers, and make day-to-day tasks easier, which allows CorVel professionals to focus on higher-level activities.

During the quarter in the healthcare market, the persistent upward trend of medical costs is causing Administrative Services Only, ASO, customers to seek additional medical savings and greater cost efficiency in claims. CERIS is ideally equipped to solve the growing demand by offering multiple audits and lowering claim thresholds. With substantial expertise in prepay, CERIS is able to accommodate ASOs and Payers with the tools needed to reduce medical spend without additional administrative overhead.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2024 and September 30, 2024. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Nine Months Ended December 31, 2024 (unaudited) and December 31, 2023 (unaudited)

Quarter Ended	December 31, 2024	December 31, 2023
Revenues	$227,973,000	$202,303,000
Cost of revenues	175,115,000	160,143,000
Gross profit	52,858,000	42,160,000
General and administrative	22,058,000	19,798,000
Income from operations	30,800,000	22,362,000
Income tax provision	7,029,000	5,267,000
Net income	$23,771,000	$17,095,000
Earnings Per Share:
Basic	$0.46	$0.33
Diluted	$0.46	$0.33
Weighted Shares
Basic	51,388,000	51,318,000
Diluted	52,038,000	51,978,000

Nine Months Ended	December 31, 2024	December 31, 2023
Revenues	$664,075,000	$588,078,000
Cost of revenues	512,528,000	459,788,000
Gross profit	151,547,000	128,290,000
General and administrative	64,043,000	55,786,000
Income from operations	87,504,000	72,504,000
Income tax provision	18,758,000	15,706,000
Net income	$68,746,000	$56,798,000
Earnings Per Share:
Basic	$1.34	$1.11
Diluted	$1.32	$1.09
Weighted Shares
Basic	51,384,000	51,372,000
Diluted	51,999,000	52,056,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

December 31, 2024 (unaudited) and March 31, 2024

	December 31, 2024	March 31, 2024
Cash	$162,944,000	$105,563,000
Customer deposits	99,496,000	88,142,000
Accounts receivable, net	106,178,000	97,108,000
Prepaid taxes and expenses	14,543,000	11,418,000
Property, net	91,256,000	85,892,000
Goodwill and other assets	42,420,000	42,498,000
Right-of-use asset, net	21,940,000	24,058,000
Total	$538,777,000	$454,679,000
Accounts and taxes payable	$16,630,000	$16,631,000
Accrued liabilities	200,108,000	167,868,000
Long-term lease liabilities	21,189,000	22,533,000
Paid-in capital	246,698,000	233,632,000
Treasury stock	(822,514,000)	(793,905,000)
Retained earnings	876,666,000	807,920,000
Total	$538,777,000	$454,679,000